
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                       Ending
Class            Interest       Principal           Losses            Balance
A1             9187845.45       6813184.58                0      1931301972.84
A2             1104265.03         839412.2                0       229519971.32
A3             6781604.99       5191323.95                0      1416694444.43
R                       0                0                0                  0
X1             3596086.15                0                0                  0
X2              362874.39                0                0                  0
X3             2140014.86                0                0                  0

